UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harrah’s Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(N/A)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Harrah’s Entertainment, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Harrah’s Entertainment, Inc.

Commission File No.: 001-10410

This filing relates to the proposed acquisition of Harrah’s Entertainment, Inc. (“Harrah’s”) by affiliates of Texas Pacific Group and Apollo Management L.P. (collectively, the “Funds”) pursuant to the terms of an Agreement and Plan of Merger, dated as of December 19, 2006 by and among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s.  Each of Hamlet Holdings LLC and Hamlet Merger Inc. are affiliates of the Funds.  The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by Harrah’s on December 19, 2006 and is incorporated by reference into this filing.

The following communication was sent by Gary Loveman, Harrah’s Chairman, President and Chief Executive Officer, to all Harrah’s employees on December 19, 2006:

DATE:	December 19, 2006
TO:	All Employees
FROM:	Gary Loveman
SUBJECT:	HARRAH’S TO BE ACQUIRED BY PRIVATE INVESTMENT FIRMS

For the past 11 weeks, I have found myself in the unfamiliar and uncomfortable position of being unable to communicate directly with you about major events affecting our company.  Following our early October announcement that two private investment firms, Apollo Management and Texas Pacific Group (TPG), had offered to acquire Harrah’s, the confidentiality of the Special Committee of the Board’s subsequent strategic review required that I remain silent on the subject.

Today, I am pleased to be able to break that silence, and to inform you that after careful consideration, our Board of Directors has reached an agreement for an affiliate of Apollo and TPG to acquire Harrah’s for $90.00 per share in cash. This price represents a 36 percent premium over the closing share price on September 29, the last trading day before the initial $81 per share offer by Apollo and TPG was disclosed.  Upon completion of the transaction, which should take approximately one year, Harrah’s will be a private company and its shares will no longer trade on the New York Stock Exchange.

The Board’s decision was based on the recommendation of a Special Committee, which was established to review the Company’s strategic options.  As is typical in a situation like this, the Special Committee consisted of Board members who are not part of our company’s executive management team.  The Committee, advised by a leading international investment bank and a major law firm, determined that this transaction is the best way to deliver maximum value to our stockholders.

In Apollo and TPG, we will have owners who share management’s vision for Harrah’s and are fully committed to supporting our current strategy and helping us execute on it.

Both firms have proven track records and strong reputations for partnering with companies to nurture and grow some of America’s most recognized brands, including Continental Airlines, Neiman Marcus, Vail Resorts, Linens ‘n Things, J. Crew, GNC Corporation, and Bally Shoe.  Of particular importance are their long-term perspective and willingness to help us in any way they can to deliver on our growth strategy and achieve our full potential.

We do not anticipate any significant deviation from current strategy and expect to proceed with growth-oriented development projects. This will be a change in ownership, not a change in direction.

Because we are in the earliest stages of this process, I do not yet have answers to all of the questions you are no doubt asking yourselves about the buyout and its implications for our company. I can, however, assure you that I will make the best possible effort to keep you informed as we move forward. I thank you for your patience, hard work and continued determination to ensure that Harrah’s delivers great gaming-entertainment experiences everywhere we operate.

About the Transaction

In connection with the proposed merger, Harrah's will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Harrah's Entertainment, Inc. at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Harrah's Entertainment, Inc. Investor Relations, 2100 Caesars Palace Drive, Palace Tower, Spa Level, Las Vegas, NV 89109, telephone: (702) 407-6381 or on the company's website at http://investor.harrahs.com.

Harrah's and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests Harrah's participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.